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         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                        FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
    Date of Report (Date of earliest event reported) December 3, 1999

                         CASINO JOURNAL PUBLISHING GROUP, INC.
             (Exact name of registrant as specified in its charter)

         NEVADA                                    22-3378922
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization                   Identification Number

8025 Blackhorse Pike, Bayport One, Suite 470
West Atlantic City, NJ                                  08232
(Address of principal executive offices)             (Zip Code)

                      (201) 599-8484
            (Registrant's telephone number, including area code)


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Item 1. Changes in Control of Registrant - None

Item 2. Acquisition or Disposition of Assets. - None

Item 3. Bankruptcy or Receivership. None.

Item 4. Changes in Registrant's Certifying Accountant. None.

Item 5. Other Events.

On April 3, 1998, the Company and its combined affiliates merged with Gaming Venture Corp., U.S.A., A Nevada corporation ("Gaming"). The Company and its combined affiliates became wholly-owned subsidiaries of Gaming, the legal acquiror.

On December 3, 1999, the Board of Directors of Casino Journal
Publishing Group, Inc. agreed to amend the original agreement dated April 3, 1998 based on previously received inaccurate information regarding the fiscal year end of the merged company. Section 1.9 of the agreement was then amended to say

1.9 (a) In the event that Casino, after the exchange of stock and purchase contemplated herein, for the twelve (12) months of fiscal year ending December 31, 1998 generates total audited revenue of $8,000,000 or more in accordance with generally accepted accounting principles from activities other than the newsletters and consulting businesses currently operated by Gaming, based upon the Company's consolidated financial statements for that period, audited by its independent certified accountants, and

(b) In the event that Casino, after the exchange of stock and purchase contemplated herein, for the twelve(12) months of fiscal year ending December 31, 1999 generates total audited revenue of $9,000,000 or more in accordance with generally accepted accounting principles from activities other than the newsletters and consulting businesses currently operated by Gaming, based upon the Company's consolidated financial statements for that period, audited by its independent certified accountants.

Upon reaching both of these events, the Company shall issue as part of the consideration for the exchange of stock and purchase hereunder, to the exchanging shareholders, an additional 1,500,000 shares of its common stock within 30 days of completion of the audit of such financial statements in the same proportion as the other shares of the Company's common stocks are to be issued to each exchanging shareholder as indicated in Schedule 1.1 hereto

Item 6. Resignation of Registrant's Directors. None

Item 7. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired. Not applicable
(b) Pro forma financial information. Not applicable

Exhibits. None

Item 8. Change in Fiscal Year. None

                         SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

Casino Journal Publishing Group, Inc. (Registrant)

By: /s/, Alan Woinski, President
        ----------------------------
         Alan Woinski

Date: January 3, 2000